SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TerraForm Power, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 17, 2020

Dear Stockholder:

We have previously sent you proxy materials for the TerraForm Power, Inc. (“TerraForm Power”) 2020 Annual Meeting of Stockholders to be held on July 29, 2020. As of the date of this letter, your shares are unvoted. To ensure that your shares are counted, please take a moment today to complete and return the enclosed proxy card.

Our Board of Directors, acting on the unanimous recommendation of the Special Committee, has unanimously determined that the merger with Brookfield Renewable Partners L.P. (“Brookfield Renewable”) and Merger Agreement, and the transactions contemplated by the Merger Agreement, are fair to and in the best interests of TerraForm Power and its stockholders who are not affiliated with Brookfield Renewable. Our Board of Directors (acting on the recommendation of the Special Committee in the case of the merger proposal) recommends that you vote “FOR” all proposals on the agenda. Furthermore, the leading proxy advisory firms, ISS and Glass Lewis, have both recommended that stockholders vote “FOR” the merger proposal.

To make it convenient for you to vote, we are enclosing a duplicate proxy card for your use.  We have also made arrangements to enable you to vote by telephone or internet, as well as by mail.  Simply follow the instructions on the enclosed proxy card.

Please vote by telephone or internet today! You may also sign, date and mail your proxy card in the envelope provided. Approval of the merger proposal requires (i) holders of a majority of all outstanding shares AND (ii) holders of a majority of the outstanding shares that are not owned by Brookfield Renewable and its affiliates to vote in favor of the merger proposal. If you don’t vote, your non-vote will have the same effect as a vote against the merger proposal. Remember - every share and every vote counts!

If you have any questions, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you for your continued support.

Sincerely,

TerraForm Power, Inc.

TerraForm Power • 200 Liberty Street, 14th Floor • New York, NY 10281  • www.terraform.com